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                                PROMISSORY NOTE
                                ---------------


$250,000                                                  Boston, Massachusetts
                                                          November 21, 1997


      FOR VALUE RECEIVED, Vermont Network Services Corporation (the "Buyer"), hereby promises to pay to Vermont Telecommunications Network Services, Inc. (the "Payee") the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00), due and payable on the first anniversary of the date hereof, together with interest at the rate of eight percent (8%) per annum computed in arrears on the unpaid principal balance and due and payable on the same due date as principal hereunder.

     This Note is made pursuant to the terms of an Asset Purchase Agreement dated November 13, 1997 (the "Asset Purchase Agreement") by and among the Buyer, Payee and Zoltan B. Keve and is subject to, and governed by, the provisions of said Asset Purchase Agreement, including without limitation, the rights of deduction and offset set forth therein.

     The Buyer may prepay this Note and any installment due hereunder at any time in whole or in part and without penalty or premium.

     The payment of the principal of and interest on this Note is hereby expressly subordinated to the prior payment of the principal of and interest on all indebtedness of the Buyer or with respect to which the Buyer is a guarantor, whether outstanding on the date hereof or hereafter created, to any lender for money borrowed by the Buyer or any affiliate of the Buyer, other than those obligations which the Buyer may from time to time declare to be subordinate to or equal in rank with this Note.

     The Payee agrees upon the written demand of the Buyer to execute with any such lender such instrument or instruments of subordination of this obligation as any such lender may demand.

     Upon the occurrence of any one or more of the following Events of Default, the entire unpaid principal balance of the Note shall become immediately due and payable at the option of the Payee:

     (a) the failure by the Buyer to pay when due any amount due under this Note, which failure continues for fifteen (15) days after written notice thereof; or (b) if any party liable hereon,

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whether as maker, endorser, guarantor, surety or otherwise, shall make an assignment for the benefit of creditors, or if a receiver of any such party's property shall be appointed, or if a petition in bankruptcy or other similar proceeding under any law for relief of debtors shall be filed by or against any such party (and shall not be dismissed within 90 days after filing, in the case of filings against such party).

     No delay or omission by the Payee in exercising any right under this Note shall operate as a waiver of such right, or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion. This Note may be changed only by an agreement in writing.

     This Note has been delivered and accepted in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.

     Executed as an instrument under seal, as of the day and year first above written.


                                        Vermont Network Services Corporation


/s/ Angelo P. Gentile                   By: /s/ Franklin A. Reece
---------------------                       ---------------------
Witness                                     Its: President


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